UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2008

MERCURY GENERAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

California	001-12257	95-221-1612
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4484 Wilshire Boulevard

Los Angeles, California 90010

(Address of Principal Executive Offices)

(323) 937-1060

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 425 under the Exchange Act (17 CFR 240.14.a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into Material Definitive Agreement

On October 10, 2008, Mercury Casualty Company, a California corporation (“MCC”), the primary insurance subsidiary of the Registrant, entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Aon Corporation, a Delaware corporation, and Aon Services Group, Inc., a Delaware corporation. Pursuant to the terms of the Purchase Agreement, MCC will acquire all of the issued and outstanding capital stock of AIS Management Corporation, a California corporation, which is the parent company of Auto Insurance Specialists, Incorporated, a California corporation (“AIS”).

The aggregate purchase price in the transaction is $120 million payable at closing plus up to $34.7 million payable over the two year period following the transaction closing date depending upon growth in AIS premium volume during such two-year period, as more fully described in the Purchase Agreement.

The transaction is subject to customary closing conditions, including, among others, (i) receipt of approvals, consents and permits required to complete the transaction; (ii) the acquired company and its subsidiaries maintaining specified working capital levels at closing; (iii) the receipt of antitrust approvals, or the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and (iv) the absence of any order or injunction prohibiting the consummation of the transaction.

A press release, issued October 15, 2008, announcing the Purchase Agreement, is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release, dated October 15, 2008, issued by Mercury General Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 15, 2008	MERCURY GENERAL CORPORATION

	By:	/s/ THEODORE STALICK
	Name:	Theodore Stalick
	Its:	Chief Financial Officer